UNITED STATES OF AMERICA
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549



                                 FORM 8-K



             Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934



Date of Report (Date of earliest event reported)  August 15th, 1997
(July 18, 1997)


                        COMTEC INTERNATIONAL, INC.
           (Exact name of registrant as specified in its charter)



       New Mexico             0-12116           75-2456757
    (State or other         (Commission        (IRS Employer
     jurisdiction           File Number)     Identification No.)
   of Incorporation)

     14530 East Fremont, Englewood, Co. .               80112
  (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code:   (303) 627-
8367



This Document consists of 2 pages

Item 5.  Other Events

Adverse Summary Judgment and Decree in Foreclosure  Issued

In the case of Sunset Life Insurance Company of America vs. CTI Real Estate, Inc. Arapahoe County District Court, Case No. 96 CV 741, the Court issued an order dated July 18, 1997 entering summary judgment and decree in Foreclosure against CTI Real Estate, Inc., a subsidiary of ComTec International, Inc. This suit, a foreclosure action on the Company's building at 10855 East Bethany Drive, Aurora, Co. was filed in September 1996 in the District Court for Arapahoe County, Colorado. Sunset Life Insurance Company had previously sought and obtained the appointment of a receiver to manage the Company's Building. This suit was consolidated with Shamrock Electric Co. vs. Nattem U.S.A. Incorporated; Keystone Holding Corp.; ComTec International; Tim Degarmo T.B.A. DBI Construction a/k/a DBI Design Builders a/k/a Carlton Builders Inc.; David L. Terry; Celia M. Terry; Local Service Corporation; Spelman Mortgage and Investment Company; Kansas City Life Insurance Company; Sunset Life Insurance Company of America; Key Communications Group; Golesh Door & Trim, Inc.; Roberta F. Gillis, Public Trustee of Arapahoe County, and any and all occupants. A notice of Sheriff's sale dated August 11, 1997 has set a Sheriff's sale for September 23, 1997 in Littleton, Colorado. The Company has listed the building for sale and will have until approximately December 7, 1997 to redeem or close a sale on the building or any equity in the Building will be lost.


Complaint for Declaratory Relief and Damages filed by the Company

On August 7th the Company filed a Suit in United States District Court for the District of Colorado, Denver, Colorado, Case 97-1685 seeking a court ruling that option agreements entered into by and between the Company and the Defendants, consisting of DCL Associates, Inc. and thirty three additional Defendants are legal, valid and enforceable agreements. The suit involves a purported dispute concerning the continuing validity of an agreement by the Company executed August 6th, 1996 wherein the Company obtained options to purchase 1389 EIW channels and 1046 non-EIW channels from DCL Associates, Inc. and the thirty three additional Defendants. The August 6th, 1996 agreement was recorded as a purchase of license rights by the Company at a purchase price of $1,991,000. None of the Defendants have yet been served or answered the Company's Complaint. The Company anticipates that a negotiated out of court resolution could resolve the matter.




Exhibits

None


                           SIGNATURES

                                        ComTec International, Inc.
                                        (Registrant)

Date:   August 15, 1997
               s/s Donald G. Mack
               ________________________________________
               Donald G. Mack - Authorized Officer
               Treasurer, and President.

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